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                                                                       EXHIBIT 4
                                                                       ---------

                  AGREEMENT TO FURNISH COPIES OF INSTRUMENTS
                        WITH RESPECT TO LONG-TERM DEBT
                        ------------------------------

     The Registrant has entered into certain agreements with respect to long-term indebtedness, which do not exceed ten percent of the total assets of the Registrant and its subsidiaries on a consolidated basis. The Registrant hereby agrees to furnish a copy of such agreements to the Commission upon request of the Commission.


                                           OAKWOOD HOMES CORPORATION



                                           By:  /s/ Suzanne H. Wood
                                                -------------------
                                                Suzanne H. Wood
                                                Executive Vice President